Exhibit A

PROFESSIONALLY MANAGED PORTFOLIOS

Code of Ethics
For Principal Executive Officer & Principal Financial Officer

This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code of Ethics is in addition to, not in replacement of, the Professionally Managed Portfolios’ (the “Trust”) Code of Ethics for access persons (the “Investment Company Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The persons covered by this Code of Ethics may also be subject to the Investment Company Code of Ethics.

The Trust requires its Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust and each of its series (each a “Fund,” collectively the “Funds”), with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Funds. The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1. HONEST AND ETHICAL CONDUCT.

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of a Fund to the Audit Committee, the full Board of Trustees of the Trust, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2. FINANCIAL RECORDS AND REPORTING

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers shall share knowledge and maintain skills important and relevant to the Trust’s needs; shall proactively promote ethical behavior of the Trust’s employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Funds with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law regulation or rule.

4. COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Trustees of the Trust and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trust.

5. AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.

Adopted by the Board of Trustees on June 2, 2003, amended March 2, 2012

Exhibit B

CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 25, 2017, the Board of Trustees of the Trust approved two plans of reorganization (the “Reorganizations”) whereby the Century Shares Trust and Century Small Cap Select Fund, each series of Century Capital Management Trust (together, the “Century Funds”), would merge into the Congress Large Cap Growth Fund and the newly created Congress Small Cap Growth Fund, respectively. Both Reorganizations were effective as of the close of business on September 15, 2017. As a result of the Reorganization, the Congress Large Cap Growth Fund's Institutional Class has assumed the accounting and performance history of the Century Shares Trust. As the Congress Small Cap Growth Fund had no history prior to the Reorganization, it assumed the accounting and performance history of the Century Small Cap Select Fund.

Pursuant to the Reorganizations, effective the close of business on September 15, 2017 the Century Funds changed Independent Registered Public Accounting Firm from Deloitte & Touche LLP (“Deloitte”) to Tait, Weller & Baker LLP. The reports of Deloitte on the financial statements of the Century Funds for the past two fiscal years ended October 31, 2016 and October 31, 2015 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years ended October 31, 2016 and October 31, 2015 and during the period from the end of the most recent fiscal year through September 15, 2017, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their report on the financial statements for such years.